Exhibit 99.3

January 20, 2021

Board of Directors

S&P Global Inc.

55 Water Street

New York, New York 10041

Re:	Amendment No. 1 to Registration Statement on Form S-4 of S&P Global Inc., (file No. 333-251999), filed January 20, 2021 (the “Amended Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 29, 2020 (“Opinion Letter”), with respect to the fairness from a financial point of view to S&P Global Inc. (the ”Company”) of the exchange ratio of 0.2838 shares of common stock, par value $1.00 per share, of the Company to be issued in exchange for each outstanding share, par value $0.01 per share, of IHS Markit Ltd. (“IHS Markit”), pursuant to the Agreement and Plan of Merger, dated as of November 29, 2020, by and among the Company, Sapphire Subsidiary, Ltd., a wholly owned subsidiary of the Company, and IHS Markit.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of S&P Global’s Financial Advisor”, “Risk Factors”, “The Merger – Background of the Merger”, “The Merger – S&P Global Board’s Recommendation and Reasons for the Merger”, “The Merger – Opinion of S&P Global’s Financial Advisor” and “The Merger – Certain Unaudited Prospected Financial Information” and to the inclusion of the Opinion Letter in the Proxy Statement/Prospectus included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
GOLDMAN SACHS & CO. LLC